Exhibit 3.1
AMENDMENT AND RESTATEMENT OF
ARTICLE III, SECTION 2 AND ARTICLE V, SECTION 5 OF
THIRD AMENDED AND RESTATED BYLAWS
OF
PACIFIC SUNWEAR OF CALIFORNIA, INC.
ARTICLE III, SECTION 2:
“Section 2. Number and Qualification of Directors. The authorized number of directors shall not be less than five or more than nine until changed by Amendment of the Articles of Incorporation or by a bylaw duly adopted by approval of the outstanding shares. The exact number of directors shall be fixed, within the limits specified, by amendment of the next sentence duly adopted either by the Board of Directors or the shareholders. The exact number of directors shall be eight until changed as provided in this Section 2.”
ARTICLE V, SECTION 5:
“Section 5. Certificates for Shares; Uncertificated Shares. Shares in the corporation may be certificated or uncertificated, as permitted under California law, and shall be entered in the books of the corporation and registered as they are issued. Every holder of shares represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate representing shares of the corporation’s stock that is signed in the name of the corporation by the chairman or vice chairman of the Board or the president or any vice president and by the chief financial officer or an assistant treasurer or the secretary or any assistant secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent or registrar before such certificate is issued, it may nevertheless be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue. Shares of the corporation’s stock that are uncertificated shall be registered in the holder’s name in uncertificated, book-entry form on the books of the corporation in accordance with a direct registration system approved by the Securities and Exchange Commission, by the NASDAQ Stock Market or any securities exchange on which the stock of the corporation may from time to time be traded, and as may be otherwise authorized by Section 416(b) of the CGCL (as amended from time to time) or any successor statute; provided, however, that uncertificated shares shall not be issued to replace certificated shares until the certificates therefor have been surrendered to the corporation.
     Any certificate for shares of the corporation’s stock or, in the case of shares that are uncertificated, the initial transaction statement and written statements for such shares, shall also contain such legends or other statements as may be required by Sections 417, 418 or 1302 of the CGCL, the Corporate Securities Law

of 1968, the federal securities laws, these Bylaws, and any agreement between the corporation and the issuee thereof.
     Shares may be issued prior to full payment under such restrictions and for such purposes as the Board of Directors or these Bylaws may provide; provided, however, that any such shares so issued prior to full payment shall state on the face of the certificate for such shares or, for uncertificated shares, on the initial transaction statement for such shares, the amount remaining unpaid and the terms of payment thereof.
     No new certificate for shares shall be issued to replace an old certificate unless the latter is surrendered and cancelled at the same time; provided, however, that a new certificate will be issued without surrender and cancellation of the old certificate if (1) the old certificate is lost, apparently destroyed or wrongfully taken; (2) the request for issuance of a new certificate is made within a reasonable time after the owner of the old certificate has notice of its loss, destruction or theft; (3) the request for issuance of a new certificate is made prior to the receipt of notice by the corporation that the old certificate has been acquired by a bona fide purchaser; (4) the owner of the old certificate files a sufficient indemnity bond with or provides other adequate security to the corporation; and (5) the owner satisfies any other reasonable requirements imposed by the corporation. In the event of the issuance of a new certificate, the rights and liabilities of the corporation, and of the holders of the old and new certificates, shall be governed by the provisions of Sections 8104 and 8405 of the California Uniform Commercial Code. In lieu of issuing a new certificate for shares, the corporation may issue uncertificated shares to replace an old certificate.”